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                                                                   EXHIBIT 10.54


                             SPACELABS MEDICAL, INC.
                             15220 N.E. 40TH STREET
                            REDMOND, WASHINGTON 98073


                                 January 2, 2002

Eugene V. DeFelice, Esquire
Vice President, General Counsel and Secretary
Spacelabs Medical, Inc.
15220 N.E. 40th Street
Redmond, Washington  98073

Dear Gene:

        This letter will confirm the agreements that have been reached between you and Spacelabs Medical, Inc. ("Company") in light of our discussions regarding your continued service with the Company and the rights and obligations of you and the Company with respect thereto.

        As we have discussed, the Company wishes to retain your services for a defined period while the Company evaluates strategic options. We therefore have agreed that, if you continue to perform in your current capacities until the earlier of March 31, 2002 and the date that the Company terminates your employment without Cause (as defined in the severance agreement between you and the Company dated March 16, 2001 ("Severance Agreement")), termination of your employment on such date will be deemed a termination of your employment by the Company without Cause under the Severance Agreement, with the result that you will be entitled to the lump sum payments and other benefits provided for thereunder upon satisfaction of the conditions set forth therein (unless Section 2 of the Severance Agreement applies, in which case the Amended and Restated Change of Control Agreement between you and the Company dated as of July 24, 1998 ("Change of Control Agreement") will control). Except as modified by this agreement, the Severance Agreement as modified by this agreement and the Change of Control Agreement remain in full force and effect.

        Your employment pursuant to this agreement continues to be "at-will" and may be terminated by either the Company or you at any time with or without Cause, subject to your rights under this agreement, the Severance Agreement as modified by this agreement and the Change of Control Agreement.



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Eugene V. DeFelice, Esquire

________ __, 2001
Page 2

        If the foregoing accurately reflects our agreement, please countersign a copy of this agreement and return it to me, whereupon this will be a legally binding agreement between you and the Company entered into in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged.

                                       Sincerely,

                                       SPACELABS MEDICAL, INC.



                                       By
                                          --------------------------------------
                                              Carl A. Lombardi
                                              Chairman of the Board,
                                              President and Chief
                                       Executive Officer, acting pursuant to a
                                         resolution of the Board of Directors

AGREED AND ACCEPTED:


-------------------------
Eugene V. DeFelice